EXHIBIT 10.2


                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is effective as of November 24, 1997, by and between TRANS-WORLD POWERNET, INC., a Florida corporation ("Company"), and CHIHKAI J. TANG ("Employee").

                                   WITNESSETH:

         WHEREAS, the Company believes that the attraction and retention of key employees such as the Employee is essential to the Company's growth and success; and

         WHEREAS, the Company desires to employ Employee as its President and Employee desires to accept such employment, all on the terms and conditions as hereinafter provided; and

         WHEREAS, Employee is currently receiving compensation for services rendered to the Company and/or its subsidiaries.

         NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

         1. TERM. The Company hereby employs Employee and Employee hereby accepts employment by the Company for a period of two (2) years beginning on the date of this Agreement, subject to the terms and conditions hereafter contained. This Agreement will be renewed automatically thereafter for successive periods of two (2) years, unless not less than one hundred twenty (120) days prior to the end of the then-existing two (2) year period, one of the parties sends written notice to the other party of its intent to terminate this Agreement effective at the end of such period.

         2. DUTIES. The Company shall continue to employ Employee in an executive capacity as its President of the Company. Employee shall perform such duties ordinarily and customarily performed by a similar employee of a corporation of like type and size as the Company, and shall perform such other reasonable duties as a senior Company officer as the Board of Directors may assign to him from time to time.

         3. BASE SALARY

              A. As full compensation for services rendered under this Agreement, the Company shall pay Employee, during the term of this Agreement, a base salary of Eighty Eight Thousand and NO/100ths ($88,000.00) per year (the "Base Salary"), payable in accordance with the normal payroll practices of the Company. In addition to the Base Salary, the Company may pay Employee bonuses from time to time as set forth in Section 5 below.

              B. On each January 1, during the term of this Agreement, the base Salary shall be increased to reflect the change in the cost of living, based upon the change, from the


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proceeding January 1, in the Consumer Price Index for All Urban Consumers, as
published by the U.S. Bureau of Labor Statistics (reference base 1982-1984 =
100). On each January 1, and at any time that there is a change in the financial condition or character of the business of the Company during the term of this Agreement, the Board of Directors shall review the base salary amount to determine whether or not to grant additional increases in the base salary amount.

         4. STOCK OPTIONS. After 90 days of continuous employment, Employee may, at the designation of the Board of Directors, receive incentive stock options of shares of common stock of the Company's parent, Apollo International of Delaware, Inc. ("Apollo") under Apollo's incentive stock option plan.

         5. PERFORMANCE BONUS. In addition to the annual Base Salary provided hereunder, Employee may, at the discretion of the Board of Directors, be entitled to additional incentive compensation ("Bonus").

         6. FRINGE BENEFITS. Employee shall be entitled to vacations, health care benefits, fringe benefits and reimbursement for reasonable out-of-pocket expense, including but not limited to those hereinafter detailed, in accordance with the Company's practices covering Employee personnel. The Company shall use reasonable efforts to seek waivers of waiting periods, if any, applicable to particular benefits. Such benefits shall include:

              A. coverage for Employee and his dependents under any major medical and dental insurance programs and plans, and under any short-term, long-term or permanent disability programs and plans, which are or may become generally available to management employees of the Company;

              B. participation in any retirement plan, stock option plan, 401(k) plan, and similar benefits available to employees of the Company generally;

              C. reimbursement of all properly approved travel and business related expenses normally paid by the Company for the benefit of its executives. All expense reports must be approved by the Chief Executive Officer of the Company prior to reimbursement;

              D. vacation selected by Employee in accordance with the Company's vacation policy for executives, which vacation will be appropriately selected by Employee taking into account the convenience of the Company. Employee shall give the Board of Directors at least fourteen (14) calendar days' prior notice of selected vacation times of one week or more;

              E. such number of days as established by Company policy for its employees generally;

              F. a holiday on the following days with full pay: New Year's Day, Presidents' Day, Easter, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and such other holidays as the Company may declare; and


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              G. paid leave and reimbursement of all travel, tuition and related expenses in attending trade conferences and/or seminars and/or college or other high level courses acceptable to the Board of Directors in its reasonable discretion.

              H. An automobile allowance of $375.00 per month which Employee shall apply to leasing an automobile(s) for use by the Employee and his immediate family.

         7. TERMINATION BY THE COMPANY FOR CAUSE.

              A. The Company may, at its option, terminate this Agreement by giving written notice of termination to Employee without prejudice to any other remedy to which the Company may be entitled, either at law or in equity, under this Agreement, in the event that:

                   (i) Employee is convicted of (and such conviction is sustained on final appeal) or, pleads guilty to, or pleads NOLO CONTENDERE to a felony crime involving moral turpitude;

                   (ii) Employee is found by a court of law to be guilty (which guilty verdict is sustained on final appeal) of or pleads guilty to or no contest to fraud, conversion, embezzlement, intentionally falsifying records or reports, or a similar felony involving the Company's property; or

                   (iii) Employee continues to willfully breach a material provision of this Agreement after having received written notice of such breach and a thirty (30) days' opportunity thereafter to cure such breach.

              B. In the event of a termination claimed by the Company to be for "cause" pursuant to clauses (i), (ii) or (iii) of this Section 7, Employee shall have the right to have the justification for said termination determined by arbitration. In such event, Employee shall serve on the Company within thirty
(30) days of termination, a written request for arbitration. The Company immediately shall request the appointment of an arbitrator by the American Arbitration Association and thereafter the issues shall be determined under the rules of the American Arbitration Association and the decision of the arbitrator shall be final and binding on both parties. The parties shall use all reasonable efforts to facilitate and expedite the arbitration, and shall act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration Employee shall continue to receive all compensation and benefits to which he is entitled hereunder. Expenses of the arbitration shall be borne by the Company pending a final determination of this matter at which time such expenses shall be borne by the parties.

              C. In the event of termination for any of the reasons set forth in subsection A. of this Section 7, except as otherwise provided in Section 3 of this Agreement, Employee shall be entitled to no further compensation, Base Salary, Bonus or other benefits under this Agreement, except as to that portion of any unpaid Base Salary, Bonus or other benefits accrued and earned by his hereunder up to and including the final, non-appealable determination by arbitration as to the justification for such termination for "cause", if arbitration is invoked. If


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arbitration is not invoked Base Salary or Bonus and unpaid benefits shall be accrued and earned up to and including the effective date of such termination.

              D. Anything herein to the contrary notwithstanding, the employment of the Employee shall not be terminable by the Company for "cause" if the grounds for such terminations are: (i) the result of bad judgment or poor economic results on the part of Employee, (ii) any act or any omission believed by Employee in good faith to have been in or not opposed to the interests of the Company, (iii) any act or omission in respect of which a determination could properly be made that Employee met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the charter or by-laws of the Company, or the laws of the State of Florida, or the directors' and officers' liability insurance if the Company, in each case as in effect at the time of such act or omission, or (iv) as a result of an act or omission which occurred more than twelve (12) calendar months prior to the Employee's having been given notice of the termination of his employment for such act or omission unless the commission of such act could not at the time of such commission or omission have been known to a member of the Board of Directors of the Company (other than Employee, if he is then a member of the board of directors), in which case more than twelve (12) calendar months prior to the date that the commission of such act or such omission was or could reasonably have been so known, or (v) as a result of the continuing course of action which commenced and was or could reasonably have been known to a member of the board of directors of the Company (other than Employee) more than twelve (12) calendar months prior to notice having been given to Employee of the termination of his employment.

         8. TERMINATION BY THE COMPANY; DEATH; OR PERMANENT DISABILITY.

              A. If the Company terminates Employee "without cause" which shall mean for any reason other than as set forth in Section 7 hereof, or in the event of Employee's death or "permanent disability" (as defined below), Employee shall: (i) be entitled to receive an amount equal to the full compensation to which he would otherwise be entitled under this Agreement (just as if Employee had not been so terminated and was continuing to serve as an employee hereunder for the full term of this agreement) for a three (3) month period from the effective date of such termination, death, or permanent disability (the "Severance Payment") and (ii) be provided, for a one (1) month period, with all the insurance and other benefits set forth in Section 6.A. hereof (provided, however, to the extent that the benefits in Section 6.A. cannot in fact be paid due to the fact that Employee is not in fact employed hereunder, the Company promptly shall pay Employee the monetary, after tax equivalent thereof in U.S. Dollars, without any present value adjustment). Such Severance Payment shall be payable in a single lump sum distribution (without any present value adjustment) to Employee or his estate, as the case may be, no later than sixty (60) days from the effective date of such termination.

              B. PAYMENT IN THE EVENT OF PERMANENT DISABILITY. For purposes of this Agreement, Employee's "permanent disability" shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, Employee, by reason of his physical or mental disability or illness, shall have


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been unable to discharge fully his duties under this Agreement. The date of permanent disability shall be the one hundred twentieth (120th) or ninetieth
(90th) day, as the case may be. In the event Employee, after receipt of notice from the Company, shall dispute that his permanent disability shall have occurred, he shall promptly submit to a physical examination by the Chief of Medicine of any major accredited hospital in the metropolitan area, Tampa, Florida, and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, Employee is capable of resuming his employment and devoting his full time and energy to discharging his duties within ten (10) days after the date of such statement, such permanent disability shall be deemed to have occurred without further dispute by Employee or Company.

         9. TERMINATION BY EMPLOYEE. Employee may, at his option, after complying with this Section 9, terminate this Agreement in the event of a material breach of the terms of this Agreement by the Company. Employee shall be required to give written notice to the Company setting forth with particularity the nature of the material breach. The Company shall have thirty (30) days following its receipt of Employee's written notice in which to cure its breach before Employee's termination of this Agreement shall be effective. In the event Employee's termination shall be effective under this Section 9, Employee shall:
(i) be entitled to receive the full compensation to which he would otherwise be entitled under this Agreement (just as if Employee had not so terminated his employment and was continuing to serve as an employee hereunder for the full term of this Agreement (the "Continuation Period")) payable in a single sum distribution (without any present value adjustment) on the date of such termination, and (ii) be provided, for the Continuation Period, with all the insurance and other benefits set forth in Section 6.A. hereof (provided, however, to the extent that the benefits in Section 6.A. cannot in fact be paid due to the fact that Employee is not in fact employed hereunder, the Company promptly shall pay Employee the indubitable, after-tax monetary equivalent thereof in U.S. Dollars, without any present value adjustment). If Employee terminates this Agreement for any reason other than pursuant to this Section 9, except as otherwise provided in Section 8 of this Agreement as it relates to the death of Employee, Employee shall be entitled to no further compensation or other benefits under this Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by his hereunder up to and including the effective date of such termination.

         10. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that the Company has, through the expenditure of substantial time, effort and money, developed and acquired certain confidential information and trade secrets which have become of great value to the Company in its operations. Employee further acknowledges and understands that in the course of performing his duties for the Company, Employee has received and will receive special training and experience, and has had and will have access to the trade secrets and confidential information of the Company. Employee agrees that during the course of his employment and at any time after the termination or expiration thereof, he will not make any independent use of, publish or disclose, or authorize anyone to publish or disclose, to any other person or organization, any of the Company's trade secrets and confidential information, except as required in the course of his employment with the Company or by law. Upon request of the Company and, in any event upon the cessation of Employee's employment with the Company, whether


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with or without cause, Employee will promptly return all tangible expressions of trade secrets and confidential information in his possession and control and all copies thereof. As used herein, the term "trade secrets and confidential information" shall mean client lists, applicant lists, and other related client and applicant data, computerized compilation of such data, training materials and information, policy and procedure manuals, video and audio recordings of training and operation methods, sales, services, support and marketing practices and operations, advertising themes, formats of advertising and other business methods, and techniques, processes and financial information of the Company, all of which are not generally known to the trade or industry and which will be of competitive use by them. "Trade secrets and confidential information" shall not include intangible information which is generally known and used by persons with training and experience comparable to Employee as of the date of this Agreement and all intangible information which is common knowledge in the industry or otherwise legally in the public domain.

              Employee further agrees that the restrictions set forth in this
Section 10 are in addition to, and not in lieu of, any other restrictions or obligations placed upon his, and/or any rights or remedies available to the Company, by any statute or at common law.

         11. REMEDIES IN EVENT OF BREACH.

              A. (i) INJUNCTIVE RELIEF. The parties acknowledge that each would be irreparably harmed by any breach of the covenants contained in Section 10 of this Agreement, and that either party's remedy at law for any breach by the other party of its obligations under Section 10 of this Agreement would be inadequate, and would be impossible to ascertain and therefore, in the event of the breach or threatened breach of any obligations under Section 10 of this Agreement, either party, in addition to any and all other remedies at law or in equity, shall have the right to enjoin the other party from any threatened or actual activities in violation thereof; provided, however, that any disputes initially must be resolved under subsection (ii) below and the parties hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages and without the necessity of posting bond. In the event either party does apply for such injunction, the other party shall not raise as a defense thereto that such applying party has an adequate remedy at law.

              (ii) RESOLUTION OF DISPUTES. In the event a breach is claimed by Company and Employee disputes such breach, and the dispute cannot be settled amicably by the parties within thirty (30) days, the matter shall be settled by a single arbitrator appointed by the American Arbitration Association in Orange County, applying the then prevailing laws of the State of Florida. The decision of such arbitration proceeding shall not be binding upon the parties hereto unless the decision is acceptable to both parties; each party has 24 hours in which to disagree, in writing, with any such decision.

              B. DAMAGES; ACCOUNTING FOR PROFITS. In addition to any injunctive relief that may be granted to the Company or Employee for breach of this Agreement, the Company and Employee shall be entitled to recover all damages, including reasonable attorneys' fees and costs


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(including paralegals' fees), sustained or incurred by the Company or Employee by reason of a violation or threatened violation of the terms of this Agreement, and to receive such other remedy or remedies as the court determines is appropriate. Employee covenants and agrees that, if he violates any of his covenants or agreements under Sections 10 hereof, the Company shall be entitled to an accounting and repayment of all profits, compensations, commissions, remunerations or benefits which Employee directly or indirectly has realized or may realize as a result of, growing out of, or in connection with, any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or any other rights or remedies to which the Company is nor may be entitled at law or in equity or under this Agreement.

         12. REASONABLENESS. Employee has carefully read and considered the provisions of Sections 10 hereof and, having done so, agrees that the restrictions set forth in such sections, including, but not limited to, the time period of restriction, the geographical areas of restriction, and the definition of Company Products set forth therein, are fair and reasonable and are reasonably required for the protection of the interests of the Company, and further that the geographical area of restriction set forth therein accurately reflects the area in which he will be actively engaged in the performance of services.

         13. NO INCONSISTENT OBLIGATIONS. Employee represents and warrants that no action required of his under this Agreement or any other agreements or understandings, written or oral, entered into with the Company will conflict with, breach or otherwise impair any previously existing agreements or understandings, whether written or oral, into which Employee has entered with other persons or entities, including agreements with respect to proprietary information or non-competition.

         14. INDEMNIFICATION. The parties shall enter into a separate indemnification agreement, in form and substance mutually agreeable to the parties, within ninety (90) days from the execution of this Agreement.

         15. NOTICES. Any notice to be given hereunder shall be deemed to be given when delivered by hand or by overnight courier to the party for whom the notice is intended, or three (3) days after notice is placed in the U.S. mail properly addressed to the party for whom notice is intended, at the following address:

If to the Company:          TRANS-WORLD POWERNET, INC.
                            15251 Roosevelt Boulevard, Suite 209
                            Clearwater, Florida 33760
                            Attention:  Chief Executive Officer

If to Employee:             Chihkai J. Tang
                            15251 Roosevelt Boulevard, Suite 209
                            Clearwater, Florida 33760

         16. BINDING EFFECT AND GOVERNING LAW. This Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter hereof.


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This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties. The Agreement contains the entire agreement of the parties, and may not be changed orally but only in writing signed by the party against whom enforcement of any such change is sought. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not be operated or be construed as a waiver of any subsequent breach by that same party. This Agreement shall be governed by the laws of the State of Florida, without reference to its choice of law principles.

         17. SEVERABILITY. In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof.

         18. ASSIGNABILITY. The rights or obligations contained in this Agreement shall not be assigned, transferred, or divided in any manner by Employee or Company, without the prior written consent of the other; provided, however, that nothing in this Section 19 shall preclude Employee from designating a beneficiary to receive any benefits hereunder upon his death, or the executors, administrator or other legal representatives of Employee or his estate from assigning any rights hereunder to the person(s) entitled thereto. Notwithstanding the foregoing, this Agreement shall be binding on any entity which by purchase of assets, merger, or otherwise, becomes a successor to the business of the Company.

         19. HEADINGS. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation and performance of any of the provisions of this Agreement.


                            [Signature page follows]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                               COMPANY:

                               TRANS-WORLD POWERNET, INC.
                               a Florida corporation

                               By: /s/ STUART M. FRANK
                                  ----------------------------
                                   Stuart M. Frank, Chief Financial Officer


                               EMPLOYEE:

                               By: /s/ CHIHKAI J. TANG
                                  ----------------------------
                                  Chihkai J. Tang

ACCEPTED AND AGREED:

APOLLO INTERNATIONAL
OF DELAWARE, INC.

By:   /s/ DAVID W. CLARKE
     ---------------------
Name:  David W. Clarke
Title:  President